As Filed with the Securities and Exchange Commission on April 24, 2002
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

THE TOWN AND COUNTRY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-6613091
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
100 South Charles Street, Suite 1700
Baltimore, Maryland 21201
(410) 539-7600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Harvey Schulweis
President and Chief Executive Officer
The Town and Country Trust
100 South Charles Street, Suite 1700
Baltimore, Maryland 21201
(410) 539-7600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Daniel G. Berick, Esq.
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
(216) 479-8500

Approximate Date of Commencement of Proposed Sale to the Public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Registration Fee

Common Shares of Beneficial Interest, $.01 par value	750,000	$21,775	$16,331,250	$1,502.48

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended, as the average of the high and low prices reported on the New York Stock Exchange on April 23, 2002.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated April 24, 2002.

Prospectus

The Town and Country Trust

Dividend Reinvestment and Share Purchase Plan

750,000 Common Shares of Beneficial Interest
($.01 par value)

The Town and Country Trust offers this Dividend Reinvestment and Share Purchase Plan (the “Plan”) to provide our Shareholders with a convenient and economical way to acquire additional Shares without any brokerage commission or service charge. All of our Shareholders are eligible to join the Plan, including those whose Shares are held in the name of a nominee or broker.

Some of the significant features of the Plan are:

•	You may participate in the Plan if you currently own Shares.

•
Once you are enrolled in the Plan, you may buy additional Shares by automatically reinvesting all or a portion of the cash dividends paid on the Shares you hold in certificated form. All dividends on Shares purchased under or deposited in the Plan shall be reinvested.

•
Once you are enrolled in the Plan, you may buy additional Shares by making optional cash investments of $100 to $5,000 per month. In certain instances, however, we may permit greater optional cash investments. Dividends on all Shares purchased under the Plan shall be reinvested.

A Shareholder may participate in the Plan by completing an Authorization Card and returning it to National City Bank, the Plan Administrator. Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our Board of Trustees, in the usual manner.

This prospectus relates to 750,000 Shares that have been registered for sale under the Plan. Please retain this prospectus for further reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2002

SUMMARY OF THE PLAN

The following summary of our Dividend Reinvestment and Share Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

Enrollment:
You can participate in the Plan if you currently own Shares by submitting a completed authorization form. You may obtain an authorization form from the Plan’s administrator, National City Bank. Please see Questions 4 and 6 for more detailed information.

Reinvestment of Dividends:
You can reinvest your cash dividends on all or a portion of the Shares you hold in certificated form. All dividends on Shares purchased under or deposited in the Plan shall be reinvested. You will be able to purchase additional Shares by reinvesting your dividends, without paying fees. Please see Question 6 for more detailed information.

Optional Cash Investments:
After you are enrolled in the Plan, you can buy additional Shares without paying fees. You can invest a minimum of $100 up to a maximum of $5,000 in any one month. Under certain circumstances, we may approve a written request to waive the $5,000 per month maximum amount. Dividends on all Shares purchased under the Plan shall be reinvested. Please see Question 6 for more detailed information.

Source of Shares:
The Administrator of the Plan will purchase Shares directly from us (as newly-issued common shares of beneficial interest) in the open market or in privately negotiated transactions with third parties. Please see Question 8 for more detailed information.

Purchase Price:
Under the Plan, as to reinvested dividends and optional cash investments of $5,000 or less, the purchase price for Shares that the Administrator purchases directly from us will equal 100% of the average of the daily high and low sales price for a Share reported by the New York Stock Exchange on the applicable investment date, or, if no trading occurs in our Shares on the applicable investment date, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. Please see Question 8 for more detailed information.

As to optional cash investments of greater than $5,000, the purchase price for newly-issued Shares that the Administrator purchases directly from us will equal 100% of the average of the daily high and low sales prices of our Shares reported by the New York Stock Exchange for the trading day relating to each investment date, or if no trading occurs in our Shares on such trading day, the average of the daily high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported, less any discount which we may grant in our sole discretion. Please see Questions 8 and 10 for more detailed information.

The purchase price for Shares purchased in the open market or in privately negotiated transactions with third parties will equal the price paid for such Shares on the relevant investment date, excluding any brokerage commission. Please see Question 8 for more detailed information.

Tracking Your Investment:
You will receive periodic statements of the transactions made in your Plan account from the Administrator. These statements will provide you with details of the transactions and will indicate the Share balance in your Plan account. Please see Question 14 for more detailed information.

Administration:	National City Bank initially will serve as the administrator of the Plan. You should send all correspondence with the Administrator to:

National City Bank
Reinvestment Services
 P.O. Box 94946
Cleveland, Ohio 44101-4946

You may call the Administrator at (800) 622-6757. Please see Question 4 for more detailed information.

ABOUT THE TOWN AND COUNTRY TRUST

We own and operate multi-family apartment buildings in the mid-Atlantic and Southeastern regions of the United States. Our apartments primarily contain one- and two-bedroom apartments. We typically rent our apartments to families and individuals on a year-to-year basis.

For Federal income tax purposes, we are structured as a real estate investment trust, or “REIT”, which means that, so long as we comply with the relevant requirements, we are not subject to Federal income tax on our profits.

The Town and Country Trust is a holding company. The primary business of The Town and Country Trust is to act as a general partner of The TC Operating Limited Partnership. We own all of our properties through partnerships of which The TC Operating Limited Partnership and we are, indirectly, the sole partners. The TC Operating Limited Partnership manages all of our properties. This structure of operation is commonly referred to as an “umbrella partnership”, or “Up-REIT”, structure.

Our principal executive offices are located at 100 South Charles Street, Suite 1700, Baltimore, Maryland 21201 and our telephone number is (410) 539-7600.

DESCRIPTION OF THE PLAN

The following constitutes our Dividend Reinvestment and Share Purchase Plan, as in effect beginning                 , 2002. All references in this prospectus to “Shares” refer to our common shares of beneficial interest, par value $.01 per Share.

PURPOSE

1.    What Is The Purpose of The Plan?

The primary purpose of the Plan is to give holders of record of our Shares a convenient and economical way to purchase and to reinvest all or a portion of their cash dividends in additional Shares. A secondary purpose of the Plan is to provide us another way to raise additional capital for general purposes through sales of Shares under the Plan.

PARTICIPATION OPTIONS

2.    What Are My Investment Options Under The Plan?

Once enrolled in the Plan, you may buy Shares through any of the following investment options:

Full Dividend Reinvestment.    You may reinvest cash dividends paid on all of your Shares to purchase additional Shares. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional Shares.

Partial Dividend Reinvestment.    You may reinvest cash dividends paid on a specified number of your Shares to purchase additional Shares. We will continue to pay you cash dividends on your remaining Shares when and if declared by our Board of Trustees. All dividends on Shares purchased under or deposited in the Plan shall be reinvested. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional Shares.

Optional Cash Investments Only.    You may make optional cash investments from $100 to $5,000 per month to buy additional Shares. You may request, and in certain instances we may approve, a waiver permitting you to make optional cash investments in an amount greater than $5,000 per month. Dividends on all Shares purchased under the Plan shall be reinvested. See Question 10 to learn how to request such a waiver.

BENEFITS AND DISADVANTAGES

3.    What Are The Benefits And Disadvantages of The Plan?

Benefits.    Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

There are no costs associated with the Plan that you must pay, except for costs related to your voluntary selling of Shares or withdrawal from the Plan. Therefore, you will no longer need to pay brokerage commissions or service fees to purchase Shares, except to the extent that, by paying such commissions and fees, we may be jeopardizing our tax status as a REIT. Please see the “Plan Service Fees Schedule” attached as Exhibit A for a detailed description of the costs for which you will be responsible.

You will get the convenience of having all or a portion of your cash dividends (reduced by any applicable tax withholding) automatically reinvested in additional Shares. Since the Administrator will credit fractional Shares to your Plan account, you will receive full investment of your dividends and optional cash investments.

You will have the option of having your Share certificates held for safekeeping by the Administrator, insuring your protection against loss, theft or destruction of the certificates representing your Shares.

You will simplify your record keeping by receiving periodic statements from the Administrator that will reflect all current activity in your Plan account, including purchases, sales and latest balances.

You will have the flexibility of making optional cash investments of $100 to $5,000 in any one month to buy additional Shares. You may make these optional cash investments on a regular or occasional basis.

At any time, you may direct the Administrator to sell or transfer all or a portion of the Shares held in your Plan account.

Disadvantages.    Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

We will not offer a discount on purchases of Shares made through dividend reinvestments or optional cash investments, although we reserve the right to offer a discount on purchases made upon a waiver of the maximum optional cash investment amount, as discussed in Question 10.

Without giving you prior notice, we may direct the Administrator to buy Shares under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

Your reinvestment of cash dividends will result in you being treated for federal income tax purposes as having received a dividend on the dividend payment date (to the extent of our earnings and profits). Such dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

You may not know the actual number of Shares that the Administrator of the Plan buys for your account until after the applicable Investment Date (as defined in Question 8).

Because the Administrator of the Plan will buy Shares for your account at an average price per Share, the price paid for such Shares on any date may be greater than the price at which the Shares are then trading.

Sales of Shares held in your Plan account may be delayed.

Neither we nor the Administrator will pay interest on funds held pending reinvestment or investment.

You may not transfer or pledge Shares deposited in your Plan account unless you withdraw such Shares from the Plan.

ADMINISTRATION

4.    Who Will Administer the Plan?

Administrator.    National City Bank, or such other entity as we may designate, will serve as the Administrator of the Plan. The Administrator:

•	acts as your agent;

•	keeps records of all Plan accounts;

•	sends your account statements to you;

•	buys and sells, at your direction, all Shares under the Plan; and

•	performs other duties relating to the Plan.

You should send all correspondence with the Administrator to the following address:

National City Bank
Reinvestment Services
P.O. Box 94946
Cleveland, Ohio 44101-4946
(800) 622-6757

Successor to Administrator.    We may replace the Administrator with a successor Administrator at any time. The Administrator may resign as Administrator of the Plan at any time. In either such case, we will appoint a successor Administrator, and will notify you of the change.

PARTICIPATION

For purposes of this section, we generally have based our responses upon the method by which you hold your Shares. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own Shares in your own name. You are a beneficial owner if you own Shares that are registered in a name other than your own (for example, if your Shares are held in the name of a broker, bank or other nominee). If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you will have to either become a record owner by having one or more Shares transferred into your own name or coordinate your participation in the Plan through the broker, bank or other nominee in whose name your Shares are held.

5.    Who Is Eligible to Participate in the Plan?

You may participate in the Plan if you meet the following requirements:

One Share Minimum Ownership.    You may directly join the Plan if you are a registered holder of at least one Share. If you are a beneficial owner of Shares and wish to participate in the Plan, you should either:

•	direct your broker, bank or other nominee in whose name your Shares are held to transfer at least one Share to your name; or

•	arrange with your broker, bank or other nominee in whose name your Shares are held to participate in the Plan on your behalf.

There is no minimum requirement as to the number of Shares that you must hold in your Plan account in order to participate in the Plan.

Non-transferability of Right to Participate.    You may not transfer your right to participate in the Plan to another person.

Foreign Law Restrictions.    You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, share registration and foreign investments.

Exclusion from the Plan for Short-Term Trading.    You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the Shares. If you do so, we may prevent you from participating in the Plan.

Exclusion from the Plan at Our Election.    Notwithstanding any other provisions in this prospectus, we reserve the right to terminate your participation, or to prevent you from participating, in the Plan for any reason. The decision to exclude you from participation in the Plan may be made by us at our sole discretion.

ENROLLMENT

6.    How Do I Enroll in the Plan?

If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate either the Plan or your participation in it.

The Authorization Form.    To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your Shares are registered in more than one name (for example, if your Shares are registered in the name of joint tenants or trustees), all the registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to join the Plan at any time.

However, if you are a beneficial owner (rather than a record owner) of Shares and wish to enroll and participate in the Plan, you must either:

•	direct your broker, bank or other nominee in whose name your Shares are held to transfer at least one Share to your name; or

•	arrange with your broker, bank or other nominee in whose name your Shares are held to participate in the Plan on your behalf.

Choosing Your Investment Option.    When completing the Authorization Form, you should choose one of the three investment options discussed in Question 2 and repeated below:

“Full Dividend Reinvestment” — This option directs the Administrator to reinvest the cash dividends paid on all of the Shares owned by you then or in the future in Shares. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional Shares.

“Partial Dividend Reinvestment” — This option directs the Administrator to reinvest cash dividends paid on a specified number of Shares then owned by you in Shares. We will continue to pay you cash dividends on the remaining Shares, when and if declared by our Board of Trustees. All dividends on Shares purchased under or deposited in the Plan shall be reinvested. This option also permits you to make optional cash investments from $100 to $5,000 per month to buy additional Shares.

“Optional Cash Investments Only” — This option permits you to make optional cash investments from $100 to $5,000 per month to buy additional Shares. We will continue to pay you cash dividends, when and if declared by our Board of Trustees, on the Shares owned by you then or in the future, unless you designate such Shares for reinvestment pursuant to the Plan. Dividends on all Shares purchased under the Plan shall be reinvested.

You should choose your investment option by checking the appropriate box on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Administrator will choose the “Full Dividend Reinvestment” option and will reinvest all cash dividends on all Shares registered in your name.

The Administrator automatically will reinvest all cash dividends paid on all Shares that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all Shares held in your Plan account. The Administrator will credit the Shares purchased with your reinvested dividends to your Plan account.

Changing Your Investment Option.    You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator. The Administrator must receive any such change at least three business days before the record date for a dividend payment in order for such change to become effective for that dividend payment. The Administrator also must receive any change in the number of Shares that you have designated for partial dividend reinvestment at least five business days before the record date for a dividend payment in order to reinvest for such new number of Shares on the next Investment Date.

7.    When Will My Participation in the Plan Begin?

The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy Shares for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Investment Date after receipt of your Authorization Form, provided it receives such Authorization Form at least three business days before the record date set for the related dividend payment.

If you choose the optional cash investments only option and wish to invest $5,000 or less in any one month, the Administrator will purchase Shares for you on the Investment Date after receipt of both your Authorization Form and the good funds to be invested, provided it receives such Authorization Form and funds on or before the close of business on the fifth business day immediately preceding such Investment Date. If the Administrator receives your Authorization Form and funds for optional cash investment after such fifth business day but before such Investment Date, then the Administrator will hold your funds, without interest, for investment on the next Investment Date. Please see Question 10 if you wish to invest more than $5,000.

Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or suspend your participation in it.

PURCHASES

8.    How Are Shares Purchased under the Plan?

Source of the Shares.    The Administrator will use all dividends reinvested through the Plan and all optional cash investments to buy either newly issued Shares directly from us or on the open market or in privately negotiated transactions with third parties, or in any combination, at our discretion. Shares purchased directly from us will consist of authorized but unissued Shares (or Shares we hold in treasury, if any).

Investment Dates.    When the Administrator purchases Shares from us, such purchases shall be made on the “Investment Date” in each month. If the Administrator is buying Shares directly from us through dividend reinvestment or optional cash investments of $5,000 or less, then the Investment Date will occur on the 10th day of the month or, if the 10th day is not a trading day (as defined below), the next trading day. We intend to have the Investment Date coincide with our dividend payment dates. If we adjust our dividend payment schedule in the future, we may adjust our Investment Date schedule accordingly.

If the Administrator is buying Shares directly from us through an optional cash investment of greater than $5,000 pursuant to a request for waiver (see Question 10 for how to obtain such a waiver), then there will be ten Investment Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth (1/10) of your optional cash investment being invested on each such day, subject to the qualifications set forth under “Minimum Waiver Price” in Question 10 below.

The “Pricing Period” is the period encompassing the ten consecutive trading days ending on the 10th day of the month or, if the 10th day is not a trading day (as defined below), the next trading day. A “trading day” is a day on which trades in the Shares are reported on the New York Stock Exchange. See “Calendar of Expected Events—Optional Cash Investments of Greater than $5,000” attached as Exhibit B to this prospectus for a list of the expected Pricing Period commencement and conclusion dates.

If the Administrator is buying Shares for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional cash investments on, or as soon as is practical after, the applicable Investment Date.

In the past, record dates for dividends have preceded the dividend payment dates by approximately three weeks. We historically have paid dividends on or about the tenth day of each March, June, September and December. We cannot assure you that we will pay dividends according to this schedule in the future, if at all, and nothing contained in the Plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the Administrator from buying Shares or interfere with the timing of such purchases.

We pay dividends as and when declared by our Board of Trustees. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of any future dividends or the timing, frequency or amount of such dividends, if any.

Price of Shares.    If the Administrator purchases Shares directly from us, then, as to reinvested dividends and optional cash investments of $5,000 or less, the Administrator will pay a price equal to 100% of the average of the daily high and low sales price, computed to three decimal places, for a Share reported by the New York Stock Exchange on the applicable Investment Date or, if no trading occurs in Shares on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are reported, if necessary.

If the Administrator purchases Shares directly from us, then, as to optional cash investments of greater than $5,000, the Administrator will pay a price equal to 100% of the average of the daily high and low sales prices of our Shares reported by the New York Stock Exchange for the trading day relating to each Investment Date, computed up to three decimal places, if necessary. We will exclude from the calculation of that average any trading day in which no trades of Shares are made on the New York Stock Exchange. This purchase price is subject to the discretionary Waiver Discount discussed in Question 10 below.

If the Administrator purchases Shares in the open market or in privately negotiated transactions, the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for such Shares, computed up to three decimal places, if necessary. The Administrator will purchase such Shares as soon as is practical on or after an Investment Date.

Number of Shares to Be Purchased.    If you elect to participate in the Plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of the dividend on all Shares (including fractional shares) held in your Plan account for which you have requested dividend reinvestment plus any optional cash investments to be made as of that Investment Date.

If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date.

As of any Investment Date, the Administrator will purchase for your account the number of Shares equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the third decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

Administrator’s Control of Purchase Terms.    As to purchases of Shares that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine:

•	the exact timing of open market purchases;

•	the number of Shares, if any, that the Administrator purchases on any one day or at any time of that day;

•	the prices for the Shares that the Administrator pays;

•	the markets on which the Administrator makes such purchases; and

•	the persons (including brokers and dealers) from or through which the Administrator makes such purchases.

Commingling of Funds.    When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.

9.    How Do I Make Optional Cash Investments?

You may make optional cash investments at any time if you are a registered holder of Shares.

Initial Optional Cash Investments.    You may make an initial optional cash investment when enrolling in the Plan by sending your properly completed Authorization Form and a check or money order (payable to National City Bank) in an amount from $100 to $5,000 to the Administrator at the address set forth in Question 4 by the close of the fifth business day preceding an Investment Date. Please see Question 10 if you wish to make an optional cash investment of more than $5,000 in any month.

Subsequent Optional Cash Investments.    Once you enroll in the Plan and make an initial investment, whether by dividend reinvestment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should send a properly completed Optional Cash Investment Form and a check or money order (payable to National City Bank) in an amount from $100 to $5,000 to the Administrator at the address set forth in Question 4 on or before the close of the fifth business day preceding an Investment Date.

The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the fifth business day before an Investment Date and before the next Investment Date. The Administrator will invest such held-over funds on the next Investment Date, provided that the next Investment Date falls within 35 or fewer days. If the next Investment Date will occur in more than 35 days, the Administrator will return such funds to you, without interest.

Minimum and Maximum Limits.    For any Investment Date that you choose to make an optional cash investment, you must invest at least $100 but not more than $5,000. You may invest an amount greater than $5,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

Items to Remember When Making Optional Cash Investments.    When making your optional cash investment, you should consider the following:

•	All optional cash investments must equal at least $100 but not more than $5,000 per month;

•	You do not have to make an optional cash payment in any month;

•	You do not have to send the same amount of cash payment each month;

•	You must make all optional cash investments in United States dollars; and

•	You must send optional cash investments in the form of a check or money order payable to National City Bank.

Do not send cash.

Refunds of Uninvested Optional Cash Investments.    To obtain a refund of optional cash investments that the Administrator has not yet invested, you must send a written request to the Administrator at the address set forth in Question 4. The Administrator must receive your request no later than five business days prior to the Investment Date in order to refund your money for such Investment Date.

Interest on Optional Cash Investments.    You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the fifth business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

10.    How Do I Make an Optional Cash Investment over the Maximum Monthly Amount?

If you wish to make an optional cash investment in excess of $5,000 for any Investment Date, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. To make a request for waiver, you should complete the enclosed Request For Waiver Form and send it to our Senior Vice President—Finance via facsimile at (212) 407-2155 no later than two (2) business days preceding the start of the Pricing Period for the applicable Investment Date. If we have approved your request for waiver, then you must send to the Administrator a copy of our written waiver approval along with your optional cash investment of greater than $5,000. The Administrator must receive your optional cash investment in good funds pursuant to a Request For Waiver by the close of business on the last business day immediately preceding the first day of the Pricing Period. Please see Question 9 for other provisions relating to optional cash investments.

We have the sole discretion to approve any request to make an optional cash investment in excess of the $5,000 maximum allowable amount. We may grant such requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things:

•	whether, at the time of such request, the Administrator is acquiring Shares for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of Shares as compared to other sources of funds;

•	the purchase price likely to apply to any sale of Shares;

•	the extent and nature of your prior participation in the Plan;

•	the number of Shares you hold of record; and

•	the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

If you do not receive a response from us in connection with your request for waiver, you should assume that we have denied your request.

Minimum Waiver Price.    We may set a minimum purchase price per Share for optional cash investments made pursuant to requests for waiver for any Pricing Period. We refer to any such minimum purchase price as the “Minimum Waiver Price” in this prospectus. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three business days before the first day of a Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of such Pricing Period must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude any day in which no trades of Shares are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

In addition, we will instruct the Administrator to return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of Shares are reported on the New York Stock Exchange. The returned amount will equal one-tenth (1/10)

of the total amount of such optional cash investment (not just the amount exceeding $5,000) for each trading day that the Minimum Waiver Price is not met or for each day in which no trades are reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our Shares are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths (2/10) (or 20%) of such optional cash investment to you without interest.

The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact our automated information line at (410) 659-9606 on the Minimum Waiver Price/Waiver Discount Set Date (indicated on “Calendar of Expected Events — Optional Cash Investments of Greater than $5,000” attached as Exhibit B to this prospectus) to learn whether we have set a Minimum Waiver Price for that Pricing Period.

Waiver Discount.    We may, at our sole discretion, grant a discount on the purchase of Shares under the Plan to any person who purchases in excess of $5,000 of Shares in one month pursuant to an approved request for waiver. Such discount may be between 0% and 3%, inclusive, of the market price of the Shares. We will determine whether to set a Waiver Discount, and, if so, its amount, at least three business days before the first day of a Pricing Period. We have no present plan or arrangement to offer such a discount, and we cannot guarantee that we ever will do so.

Neither we nor the Administrator are required to give you notice of the Waiver Discount for any Pricing Period. However, you may contact our automated information line at (410) 659-9606 on the Minimum Waiver Price/Waiver Discount Set Date (indicated on “Calendar of Expected Events — Optional Cash Investments of Greater than $5,000” attached to this prospectus as Exhibit B) to learn whether we have set a Waiver Discount for that Pricing Period.

11.    What If I Have More than One Account?

For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

12.    Will I Receive Certificates for Shares Purchased?

Safekeeping of Certificates.    Unless a broker, bank, or other nominee holds your Shares, we will register Shares that the Administrator purchases for your account under the Plan in your name. The Administrator will credit such shares to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates evidencing Shares.

You also may send to the Administrator for safekeeping all certificates for Shares that you hold. The Administrator will credit the Shares represented by such certificates to your account in “book-entry” form and will combine such Shares with any whole and fractional Shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell Shares through the Plan. See Question 13 to learn how to sell your Shares under the Plan.

If you have enrolled in the Plan, you may deposit certificates for Shares into your account regardless of whether you have authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any such Shares deposited in accordance with the Plan.

To deposit certificates for safekeeping under the Plan, you should send your Share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any Shares deposited for safekeeping by mailing a written request to the Administrator.

Issuance of Certificates.    Upon your written request to the Administrator or upon our termination of the Plan, the Administrator will issue and deliver to you certificates for some or all of the whole Shares credited to your Plan account. The Administrator will not issue certificates for fractional Shares. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional Shares to your account.

Effect of Requesting Certificates in Your Name.    If you request a certificate for whole Shares held in your account, either of the following may occur:

•
If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the Shares for which you requested a certificate so long as such Shares remain registered in your name; and

•
if you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on Shares for which you requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on such Shares registered in your name.

Transfer Restrictions.    You may not pledge, sell or otherwise transfer Shares credited to your Plan account. If you wish to pledge, sell or transfer such Shares, you must first request that we issue a certificate for such Shares in your name.

SALE OF SHARES

13.    How Do I Sell Shares?

Sale of Shares Held in Your Account.    You may request in writing at any time that the Administrator sell all or any part of the Shares held in your Plan account. After receipt of your written request, the Administrator will sell such Shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions and service charges. The Administrator must receive your written instructions at least 48 hours prior to the sale. The Administrator will sell Shares at least once per week at then current market prices through one or more brokerage firms.

If you sell or transfer only a portion of the Shares in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends. The Administrator will continue to reinvest the dividends on the Shares credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

Costs of Selling Shares.    The Plan requires you to pay all costs associated with the sale of your Shares under the Plan. Please see the “Plan Service Fees Schedule” attached as Exhibit A hereto for a detailed description of such costs.

Sale of Fractional Shares Held in Your Account.    The Administrator will not sell a fractional Share unless you request that the Administrator sell (or withdraw via a certificate issuance) all Shares held in your account.

Termination of Your Account Upon Sale of All of Your Shares.    If the Administrator sells all Shares held in your Plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Authorization Form to rejoin the Plan.

REPORTS

14.    How Will I Keep Track of My Investments?

Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

•	total cash dividends received;

•	total optional cash investments received;

•	total number of Shares purchased (including fractional Shares);

•	price paid per Share;

•	date of Share purchases; and

•	total number of Shares in your Plan account.

You should retain these statements to determine the tax cost basis of the Shares purchased for your account under the Plan.

WITHDRAWAL

15.    How Would I Withdraw From Participation in the Plan?

How to Withdraw From the Plan.    You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide written notice instructing the Administrator to terminate your account. The Administrator must receive such written notice before the close of business on the record date for any dividend payment in order to terminate your account prior to such dividend payment date.

Issuance of Share Certificates Upon Withdrawal From the Plan.    Upon termination of your Plan account, the Administrator will issue to you share certificates for any whole Shares in your account. The Administrator will convert to cash any fractional Shares held in your account at the time of termination at the then current market price of the Shares. After the Administrator terminates your account, we will pay to you all cash dividends on Shares owned by you unless you rejoin the Plan.

Selling Shares Upon Withdrawal From the Plan.    As an alternative to receiving Share certificates, upon termination of your Plan account you may request in writing that the Administrator sell all or a portion of the Shares (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your Shares, then you must instruct the Administrator to issue you certificates for the remaining Shares. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes.

Rejoining the Plan after Withdrawal.    After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term Shareholder investment service.

TAXES

16.    What Are Some of the Tax Consequences of My Participation in the Plan?

The following is only a summary of certain of the federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien.

We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of Shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

Reinvestment of Dividends Paid on Shares.    As to Shares that the Administrator purchases from us with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution equal to the fair market value on the Investment Date of the Shares credited to your Plan account (which should equal the amount of cash dividends that you would have otherwise received, assuming that we have not granted a discount on your purchase of Shares under the Plan), even though you will not receive such distribution in cash. With respect to Shares that the Administrator purchases on the open market with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution equal to the price paid by the Administrator for such Shares, plus your pro rata portion of any brokerage and related costs incurred by us or the Administrator to purchase such Shares. For federal income tax purposes, distributions made by us will first be taxable as dividends to the extent of our current and accumulated earnings and profits. To the extent that the amount distributed by us exceeds our current and accumulated earnings and profits, the distribution will next be treated as a return of capital to you to the extent of your basis in your Shares, with any excess being taxable to you as gain from the sale of Shares. If you are a corporation, then the distributions that you receive from us which are taxable as dividends will not be eligible for the dividends received deduction.

We will pay all costs of administering the Plan, except for costs related to your voluntary selling of Shares and/or withdrawal from the Plan. Consistent with the conclusion reached by the Internal Revenue Service in a recent private letter ruling issued to another real estate investment trust, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your Shares. However, since the private letter ruling was not issued to us, we cannot rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of such costs as constituting a taxable distribution to you (and/or a distribution which reduces the basis in your Shares). For this or other reasons, we may in the future take a different position with respect to such costs.

Your tax basis in the Shares acquired for your Plan account generally will equal the total amount of dividends you are treated as receiving (as described above). Your holding period for such shares generally will begin on the day following the Investment Date for such shares.

Each participant will receive an annual Internal Revenue Service Form 1099 for reporting dividend income received in respect of the Plan.

Optional Cash Investments.    If you make an optional cash investment in the Plan (whether under the Full Dividend Reinvestment option, the Partial Dividend Reinvestment option, or the Optional Cash Investments Only option), you will not be treated for federal income tax purposes as having received income by virtue of the purchase of Shares with the optional cash investment. However, if you make an optional cash investment in the Plan, you will be treated as receiving a cash dividend equal to any discount applicable to your purchase and a pro rata share of any brokerage commissions or other related charges that we or the Administrator pay in connection with the Administrator’s purchase of Shares on your behalf on the open market. Such dividends would be taxable income or gain or may reduce basis in Shares (or some combination thereof) under the rules described above under “Reinvestment of Dividends Paid on Shares.”

If you participate in the Plan only by making optional cash purchases, any discounts applicable to your purchases and the pro rata share of any brokerage commissions or other related charges that we or the Administrator pay in connection with the Administrator’s purchase of Shares on your behalf on the open market will not be treated as dividends to you.

Your tax basis in the Shares acquired through an optional cash investment under the Plan generally will equal the amount of your optional cash investment plus, if applicable, any deemed dividends on account of your pro rata portion of any brokerage commissions or other related charges incurred by us or the Administrator to purchase such Shares on the open market. Your holding period for such Shares generally will begin on the day following the Investment Date for such Shares.

Backup Withholding.    We or the Administrator may be required to deduct an amount of the dividends that we pay to any Shareholder (currently 30%) as “backup withholding”, regardless of whether you have elected to reinvest such dividends pursuant to the Plan. You will be subject to backup withholding if:

•	you fail to properly furnish us and the Administrator with your correct tax identification number, or “TIN”;

•	the Internal Revenue Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

•	the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

•	when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends that would otherwise be available for reinvestment under the Plan will be reduced by the backup withholding amount. Any amount paid as backup withholding will be creditable against your income tax liability.

Disposition.    When you withdraw Shares from the Plan and receive whole Shares, you will not realize any taxable income. However, if you receive cash for a fraction of a Share, you will be required to recognize gain or loss with respect to such fraction. You also will be required to recognize a gain or loss whenever your Shares are sold, whether such Shares are sold by the Administrator pursuant to your request or by you after the Shares are withdrawn from the Plan. Generally, the amount of such gain or loss that you will be required to recognize will be the difference between the amount that you receive for the Shares and your tax basis in those Shares.

Exceeding the Ownership Limit Set Forth in Our Declaration of Trust.    For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in number or value of our outstanding shares of beneficial interest may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (the “Closely-Held Requirement”), and our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the “100 Shareholder Requirement”). Because we expect to continue to qualify as a real estate investment trust, our Declaration of Trust contains an ownership restriction (the “Ownership Limitation”), which is intended to help ensure compliance with these requirements, that no holder of our shares of beneficial interest may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 5.0% percent, by number or value, of our outstanding shares of beneficial interest. Our Board of Trustees may exempt a shareholder from the Ownership Limitation if such shareholder presents evidence satisfactory to the Board of Trustees or our tax counsel that the ownership by such shareholder will not then or in the future jeopardize our status as a real estate investment trust.

Any purchase of Shares under the Plan, whether through the reinvestment of dividends or optional cash investments, is subject to being voided from inception in the event that such purchase would result in a violation of the Ownership Limitation, Closely-Held Requirement or 100 Shareholder Requirement. If your purchase is voided, then you will receive either the dividends that were to be reinvested in cash and/or a refund of your optional cash payment (in either case without interest).

OTHER PROVISIONS

17.    How Can I Vote My Shares?

We will send you proxy materials for any meeting of Shareholders in order to vote all whole Shares credited to your account. You may vote your Shares either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of Shareholders.

18.    What Are the Costs of the Plan?

We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase Shares under the Plan to the extent such payment will not jeopardize our tax status as a REIT. You will be responsible for any fees payable in connection with your sale of Shares. Please see the “Plan Service Fees Schedule” attached as Exhibit A hereto for a detailed description of such costs.

19.    What Are Your and the Administrator’s Responsibilities?

We, the Administrator and any of our agents, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability:

•	arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator’s receipt of notice in writing of such death;

•	relating to the prices and times at which the Administrator buys or sells Shares for your account; or

•	relating to any fluctuation in the market value of the Shares.

We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator’s actions or inactions in connection with the administration of the Plan. None of our trustees, officers or Shareholders shall have any personal liability under the Plan.

20.    How Will a Share Split, Share Dividend or a Rights Offering Affect My Plan Account?

Effect of a Share Split or Share Dividend.    We will adjust your account to reflect any Share split or Share dividend. In such event, the Administrator will receive and credit to your Plan account the applicable number of whole and/or fractional Shares. In order for the Administrator to calculate the number of Shares to be added to each Plan account, the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.

Effect of a Rights Offering.    If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of Shares, we will transfer the rights attributable to whole Shares held in your Plan account to you as soon as practicable after we issue such rights. The Administrator will sell rights attributable to fractional Shares, if such rights are marketable, and will treat the proceeds as optional cash payments on the next Investment Date. In order for the Administrator to calculate the rights allocable to each Plan account, the Administrator may curtail or suspend transaction processing for a short time after the record date of such action.

21.    Can I Pledge My Shares under the Plan?

You may not pledge any Shares credited to your Plan account. Any such pledge will be void. If you wish to pledge your Shares, you first must withdraw such Shares from the Plan. See Question 13 to learn how to sell your Shares under the Plan.

22.    How Can I Transfer My Shares?

You may transfer ownership of all or part of the Shares held in your Plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment with medallion signature guaranty, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your Shares.

You also may transfer ownership of all or part of the Shares held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your Shares.

23.    Can the Plan Be Amended, Modified, Suspended or Terminated?

We reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

24.    What Happens If You Terminate the Plan?

If we terminate the Plan, you will receive a certificate for all whole Shares held in your Plan account and a check representing the value of any fractional Shares valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

25.    Are There Any Risks Associated with the Plan?

Your investment in Shares purchased under the Plan is no different from any investment in Shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on Shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price of Shares purchased under the Plan.

26.    How Will You Interpret And Regulate The Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any such actions taken by us or the Administrator.

27.    What Law Governs the Plan?

The laws of the State of Ohio will govern the terms, conditions and operation of the Plan.

28.    Where Will Notices Be Sent?

The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing, at the address provided in Question 4, of any change of your address.

USE OF PROCEEDS

We will receive proceeds from the sale of Shares that the Administrator purchases directly from us. We will not receive proceeds from the sale of Shares that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of Shares that the Administrator purchases directly from us for general corporate purposes. We have no basis for estimating either the number of Shares or the prices of such Shares that we will sell in connection with the Plan.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases Shares in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the Shares acquired under the Plan. Such Shares, including Shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which Shares trade or in privately negotiated transactions. The Shares are currently listed on the New York Stock Exchange under the symbol “TCT”.

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things:

•	whether, at the time of such request, the Administrator is acquiring Shares for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

•	our need for additional funds;

•	our desire to obtain such additional funds through the sale of Shares as compared to other sources of funds;

•	the purchase price likely to apply to any sale of Shares;

•	the extent and nature of your prior participation in the Plan;

•	the number of Shares you hold of record; and

•	the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

We may sell Shares through the Plan to persons who, in connection with the resale of such Shares, may be considered underwriters. We will not give any such person any rights or privileges other than those that such person would be entitled to as a participant under the Plan. We will not enter into any agreement with any such person regarding such person’s purchase, resale or distribution of Shares. Under certain circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.

Subject to the availability of Shares registered for issuance under the Plan, there is no total maximum number of Shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. We will pay all brokerage commissions and service charges in connection with the reinvestment of dividends and optional cash investments to purchase Shares under the Plan. You will have to pay any fees payable in connection with your voluntary sale of Shares from your Plan account.

VALIDITY OF THE SECURITIES

Certain legal matters in connection with the validity of the securities offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio. James H. Berick, a partner in Squire, Sanders & Dempsey L.L.P., is a member of our Board of Trustees. Daniel G. Berick, a partner in Squire, Sanders & Dempsey L.L.P., is our Secretary (but not one of our executive officers).

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such material can also be obtained from the SEC’s worldwide web site at http:// www.sec.gov. Our common shares are listed on the NYSE under the symbol “TCT” and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We have filed the documents listed below with the SEC under the Securities Exchange Act of 1934, as amended, which is commonly referred to us the “Exchange Act”, and these documents are incorporated herein by reference:

a.	Our Annual Report on Form 10-K for the year ended December 31, 2001; and

b.	The description of our common shares of beneficial interest contained in our Registration Statement on Form 8-A.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates automatically will be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents.

Any party to whom this prospectus is delivered, including a holder in street name, may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning us at the following address: Secretary, The Town and Country Trust, 100 South Charles Street, Suite 1700, Baltimore, Maryland, 21201, telephone number (410) 539-7600.

ADDRESS OF THE PLAN ADMINISTRATOR

All notices and changes in name or address should be directed to the Plan Administrator at the following address:

National City Bank
Reinvestment Services
P.O. Box 94946
Cleveland, Ohio 44101-4946
(800) 622-6757

EXHIBIT A

PLAN SERVICE FEES SCHEDULE

Initial Purchase of Shares	No Charge
Sale of Shares (partial or full)*
Transaction Fee	$10 per sale transaction
Trading Fee	Commission charges as incurred
Reinvestment of Dividends	No Charge
Optional Cash Purchases	No Charge
Gift or Transfer of Shares	No Charge
Safekeeping of Share Certificates	No Charge
Certificate Issuance	No Charge
Duplicate Statements
Current Year	No Charge
Prior Year(s)	Actual cost incurred

*	The Administrator will deduct the applicable fees from the proceeds of a sale.

WE RESERVE THE RIGHT TO AMEND OR MODIFY THIS PLAN SERVICE FEES SCHEDULE AT ANY TIME.

A-1

EXHIBIT B

CALENDAR OF EXPECTED EVENTS

OPTIONAL CASH INVESTMENTS OF $5,000 OR LESS
Optional Cash Investment Due Date (1)	Investment Date
June 3, 2002	June 10, 2002
July 3, 2002	July 10, 2000
August 5, 2002	August 12, 2002
September 3, 2002	September 10, 2002
October 3, 2002	October 10, 2002
November 4, 2002	November 11, 2002
December 3, 2002	December 10, 2002
January 3, 2003	January 10, 2003
February 3, 2003	February 10, 2003
March 3, 2003	March 10, 2003
April 3, 2003	April 10, 2003
May 5, 2003	May 12, 2003
June 3, 2003	June 10, 2003
July 2, 2003	July 10, 2003
August 4, 2003	August 11, 2003
September 3, 2003	September 10, 2003
October 3, 2003	October 10, 2003
November 3, 2003	November 10, 2003
December 3, 2003	December 10, 2003

(1)	Optional cash investments of $5,000 or less are due five business days before the Investment Date.

OPTIONAL CASH INVESTMENTS OF GREATER THAN $5,000

Minimum Waiver Price/ Waiver Discount Set Date (1)	Optional Cash Investment Due Date (2)	Pricing Period Commencement Date (3)	Pricing Conclusion Date
May 21, 2002	May 23, 2002	May 24, 2002	June 10, 2002
June 21, 2002	June 25, 2002	June 26, 2002	July 10, 2002
July 25, 2002	July 29, 2002	July 30, 2002	August 12, 2002
August 22, 2002	August 26, 2002	August 27, 2002	September 10, 2002
September 24, 2002	September 26, 2002	September 27, 2002	October 10, 2002
October 24, 2002	October 28, 2002	October 29, 2002	November 11, 2002
November 22, 2002	November 26, 2002	November 27, 2002	December 10, 2002

December 23, 2002	December 26, 2002	December 27, 2002	January 10, 2003
January 23, 2003	January 27, 2003	January 28, 2003	February 10, 2003
February 20, 2003	February 24, 2003	February 25, 2003	March 10, 2003
March 25, 2003	March 27, 2003	March 28, 2003	April 10, 2003
April 24, 2003	April 28, 2003	April 29, 2003	May 12, 2003
May 22, 2003	May 27, 2003	May 28, 2003	June 10, 2003
June 23, 2003	June 25, 2003	June 26, 2003	July 10, 2003
July 24, 2003	July 28, 2003	July 29, 2003	August 11, 2003
August 22, 2003	August 26, 2003	August 27, 2003	September 10, 2003
September 24, 2003	September 26, 2003	September 29,2003	October 10, 2003
October 23, 2003	October 27, 2003	October 28, 2003	November 10, 2003
November 21, 2003	November 25, 2003	November 26, 2003	December 10, 2003

(1)
The Minimum Waiver Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period. The Minimum Waiver Price and Waiver Discount only apply to purchases made pursuant to an approved Request for Waiver.

(2)
Optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.

(3)	The Pricing Period relating to optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver will be the ten consecutive trading days ending on the Investment Date.

U.S. EQUITY MARKETS CLOSED IN 2002
New Year’s Day	January 1
Martin Luther King Jr. Day	January 21
Presidents Day	February 19
Good Friday	March 29
Memorial Day	May 27
Independence Day	July 4
Labor Day	September 2
Thanksgiving Day	November 28
Christmas Day	December 25

U.S. EQUITY MARKETS CLOSED IN 2003
New Year’s Day	January 1
Martin Luther King Jr. Day	January 20
Presidents Day	February 17
Good Friday	April 18
Memorial Day	May 26
Independence Day	July 4
Labor Day	September 1
Thanksgiving Day	November 27
Christmas Day	December 25

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the trust. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained herein is correct as of any time subsequent to the date hereof.

750,000 Shares

The Town and
Country Trust

Common Shares
of Beneficial Interest

Offered by the Trust
to its Shareholders solely
in connection with its

Dividend
Reinvestment
And
Share Purchase
Plan

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

SEC registration fee	$1,502
Printing and engraving expenses	10,000	*
Legal fees and expenses	15,000	*
Accounting fees and expenses	5,000	*
Miscellaneous	5,000	*
Total	$36,502
*	estimated

Item 15.    Indemnification of Trustees and Officers.

The Registrant’s declaration of trust provides that the liability of the trustees and officers of the Registrant for money damages shall be eliminated to the maximum extent permitted by Maryland law. The Registrant, by provision in its declaration of trust, limits the liability of trustees and officers so that no trustee or officer of the Registrant shall be liable to the Registrant or to any shareholder for money damages except for the liability of a trustee or officer resulting from (i) acts or omissions involving active and deliberate dishonesty established by a final judgment which acts or omissions were material to the cause of action being adjudicated or (ii) actual receipt of an improper benefit or profit in money, property or services.

The Registrant’s bylaws require it to indemnify any present or former trustee or officer in defense of a proceeding to which he or she was made a party by reason of his or her service in that capacity, against all liabilities and expenses incurred by him or her in connection with any suit, action or other proceeding unless it is established that (i) his or her act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he or she actually received an improper personal benefit in money, property or services, (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful or (iv) in the case of an action by or in right of the Registrant, he or she is adjudged to have breached his or her duty or loyalty to the Registrant. In addition, the Registrant’s bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his or her status as a trustee or officer, provided that the Registrant shall have received (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it ultimately shall be determined that the standard of conduct was not met. The Registrant’s bylaws also (i) permit the Registrant to provide indemnification and advance of expenses to a present or former trustee or officer who served a predecessor of the Registrant in such capacity, and to any employee or agent of the Registrant or a predecessor of the Registrant, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Registrant to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

In addition, pursuant to the Amended and Restated Agreement of Limited Partnership of The TC Operating Limited Partnership (“TCOP”), of which the Registrant and its wholly-owned subsidiary are the sole general partners, the Registrant’s officers and trustees are indemnified by TCOP to the fullest extent permitted by law from and against all losses, damages, claims, costs, liabilities and expenses (“Losses”) incurred in connection with any claim, action, proceeding or demand against any of them that arise out of or in any way relate to TCOP, its properties, business or affairs, including any Losses resulting from any such claim, action, proceeding or demand, including any amounts paid in settlement or compromise thereof, except to the extent such Losses arise as a result of such party’s bad faith, willful misconduct, fraud or gross negligence.

Item 16.    Exhibits.

Exhibit Number	Description

3.1	First Amended and Restated Declaration of Trust (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 (No. 33-63150))

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (No. 33-63150))

4.1	Specimen Certificate for Common Shares of Beneficial Interest (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11 (No. 33-63150))

5	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

24	Powers of Attorney

99.1	Form of Authorization Form

99.2	Form of Request for Waiver Form

Item 17.    Undertakings.

(a)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on April 24, 2002.

THE TOWN AND COUNTRY TRUST

By:	/s/ HARVEY SCHULWEIS
Harvey Schulweis, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on April 24, 2002.

Signature	Title

/s/ HARVEY SCHULWEIS Harvey Schulweis	President, Chief Executive Officer and Trustee (Principal Executive Officer)

/s/ JAMES DOLPHIN James Dolphin	Senior Vice President - Chief Financial Officer (Principal Financial and Accounting Officer)

Alfred Lerner* James H. Berick* H. Grant Hathaway* Milton A. Wolf*	Trustee Trustee Trustee Trustee

By:	/s/ HARVEY SCHULWEIS
Harvey Schulweis Attorney-in-Fact

*
Powers of attorney authorizing Harvey Schulweis to sign this Registration Statement on behalf of certain Trustees of the Registrant are being filed with the Securities and Exchange Commission herewith (Exhibit 24).